Date: 4th September 2025

To: Dr. Liew Yow Ming

Re: Extension of Final Tranche Repayment under Loan Agreement dated 18 July 2024

Dear Dr. Liew,

We refer to the Loan Agreement dated 18 July 2024 between Finger Motion Company Limited (the “Borrower”) and you (the “Lender”) for the loan facility of SGD1,500,000.00.

As you are aware, the first and second tranches have been fully repaid. The repayment of the third and final tranche, originally due on 4 September 2025, is hereby mutually agreed to be extended by another six (6) months, with the new repayment date being 4 March 2026.

Except for Clause 6, where the interest rate per annum has increased to 24.5% from 18.0%, all other terms and conditions of the Loan Agreement remain unchanged and in full force and effect.

Kindly acknowledge your agreement to the above by signing below.

Yours sincerely,

For and on behalf of

Finger Motion Company Limited

/s/ Lee Yew Hon

/s/ Liew Yow Ming
Liew Yow Ming